Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-89000, 333-40, 333-13651, 333-30093, 333-41999, 333-68359, 333-75999, 333-78389, 333-52306 and 333-46004 of Gables Residential Trust on Form S-3 and Registration Statements Nos. 333-00618, 33-83054, 333-27177, 333-37190, 333-56334, 333-83916 and 333-104183 of Gables Residential Trust on Form S-8 of our report dated March 14, 2003, except for Notes 5, 10, and 15 as to which the date is September 5, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards No. 144 and No. 145), appearing in this Current Report on Form 8-K of Gables Residential Trust.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
September 15, 2003